Exhibit 99.1

 Conmed Healthcare Management, Inc. Announces Retirement of Dr. Howard Haft, Executive Vice President and Chief Medical Officer and Promotes Dr. Robert Younes to Chief Medical Officer

Hanover, Md. -- (BUSINESS WIRE)—July 23, 2010 -- Conmed Healthcare Management, Inc. (NYSE - Amex: CONM), a leading full service provider of correctional facility healthcare services to county and municipal detention centers, today announced that Dr. Howard M. Haft, Executive Vice President and Chief Medical Officer, one of the founders of Conmed, Inc. will retire effective September 1, 2010.  Dr. Haft will continue to provide consulting and advisory services to the Company as needed. Dr. Robert Younes has been named Chief Medical Officer designate and will transition to the position of Chief Medical Officer on September 1, 2010.

“We are grateful to Howard for his legacy of leadership as a founder and our Chief Medical Officer,” stated Dr. Richard Turner, Chairman and Chief Executive Officer of Conmed. “The solid foundation and reputation created by Dr. Haft and his co-founder, Ronald Grubman, in 1984 continues to guide our efforts today and contributes to our ongoing success in serving our customers. I am confident that Dr. Younes will continue to serve Conmed’s constituencies with the same dedication and level of service.”

Dr. Turner concluded, “When we first partnered with Howard, we were serving 17 counties in four states and had 2006 revenues of $16.8 million. We now service 37 county and municipal correctional facilities in seven states, with approximately $182 million in signed contracts for future services as of June 30, 2010. We are at a current run rate of more than $61 million in annual revenues and anticipate growth and success as the Company continues to execute. We appreciate Howard’s numerous contributions and look forward to his continued involvement as a medical advisor for us.”

Dr. Younes has been associated with Conmed since November 2007, and currently serves as the Regional Medical Director for Conmed’s Mid-Atlantic Region (Maryland and Virginia sites). Prior to coming to Conmed, Dr. Younes served as Medical Director at the Medical Education Center Primary Care Clinic of the Northern Virginia Community College, overseeing the delivery of services to over 20,000 patients. He spent much of his career as a pioneer in managed care, serving as Medical Director for one of America’s original managed care organizations. He also serves on the Board of Governors (Emeritus) of the St. Jude Children’s Research Hospital. Dr. Younes received his medical degree from McGill University in Montreal, Canada and is a Fellow of the American College of Health Care Executives.

Dr. Haft founded Conmed in 1984 with Ronald Grubman to provide medical services to offenders incarcerated at the St. Mary’s County, Maryland, Detention Center. Under their leadership, Conmed grew into an organization that provided services to a significant number of the private healthcare operations in local detention centers throughout Maryland. When a change of control of Conmed occurred in 2007, Dr. Haft played a critical role in the transition of the operation, and assumed the title of Chief Medical Officer. As Conmed has continued to expand to provide services throughout the country in seven different states, Dr. Haft’s clinical leadership has ensured that there is quality healthcare associated with the Conmed brand name and that the Company attends diligently to its customers’ constitutional obligation to provide the appropriate level of healthcare to their inmates. Dr. Haft has been a pioneer in the field of electronic medical records and remains an active advocate for this important initiative, consistent with his ongoing interest and work in maximizing the quality and efficiency of patient care within the facilities served by Conmed.

About Conmed
Conmed has provided correctional healthcare services since 1984, beginning in the State of Maryland, and currently serves county and municipal correctional facilities in thirty-seven counties in seven states, including Arizona, Kansas, Maryland, Oklahoma, Oregon, Virginia and Washington. Conmed's services have expanded to include mental health, pharmacy and out-of-facility healthcare services.

Forward Looking Statements
This press release may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements with respect to the Company's plans, objectives, expectations and intentions; and (ii) other statements that are not historical facts including statements which may be identified by words such as "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "projects," "potentially," or similar expressions. These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control) including, without limitation, the Company's ability to increase revenue and to continue to obtain new contracts, contract renewals and extensions; inflation exceeding the Company’s projection of the inflation rate of cost of services under multi-year contracts; the ability to obtain bonds; decreases in occupancy levels or disturbances at detention centers; malpractice litigation; the ability to utilize third party administrators for out-of-facility care; compliance with laws and government regulations, including those relating to healthcare; competition; termination of contracts due to lack of government appropriations; material adverse changes in economic and industry conditions in the healthcare market; negative publicity regarding the provision of correctional healthcare services; dependence on key personnel and the ability to hire skilled personnel; increases in healthcare costs; insurance; completion and integration of future acquisitions; public company obligations; and stock price volatility. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2009. Investors and security holders are urged to read this document free of charge on the SEC's web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Conmed Healthcare Management, Inc. Thomas W. Fry, 410-567-5529 Chief Financial Officer tfry@conmed-inc.com	or	Hayden IR Peter Seltzberg, 646-415-8972 peter@haydenir.com

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